                                                                       Exhibit 5




                                January 5, 1998


Board of Directors
General DataComm Industries, Inc.
l579 Straits Turnpike
Middlebury, CT 06762-l299

Gentlemen:

      Reference is made to the registration statement ("Registration Statement") which General DataComm Industries, Inc. (the "Corporation") is filing with the Securities and Exchange Commission under the Securities Act of l933, as amended, for the registration of $25,000,000 principal amount of 7-3/4% Convertible Senior Subordinated Debentures due 2002 (the "Debentures"), $25,000,000 principal amount of Non-Convertible Senior Subordinated Notes due 2002 ("Notes") issuable in exchange for the Debentures and a maximum of 4,287,429 shares of Common Stock ("Common Stock") issuable upon conversion of the Debentures.

      Pursuant to your request, we have examined those of the Corporation's books and records deemed relevant by us for the purpose of furnishing you with our opinion concerning the legality and validity of issue of the shares of Common Stock, and the binding effect of the Debentures and Notes of the Corporation covered by the Registration Statement.

      Based upon the foregoing and upon our investigation and examination of certain other matters pertaining to the Corporation, we are of the opinion that:

      l. The Corporation is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.

      2. The Debentures proposed to be registered by the above Registration Statement are binding obligations of the Corporation.

      3. The Notes proposed to be registered by the above Registration Statement, when issued and exchanged as set forth in said Registration Statement, will be binding obligations of the Corporation.

      4. All of the shares of Common Stock proposed to be registered by the above Registration Statement, when and if issued upon the conversion of the above Debentures as set forth in said Registration Statement, will be validly issued, fully paid and nonassessable by the Corporation, with no personal liability attaching to the ownership thereof.

      We herewith give our consent to the use of this opinion as an Exhibit to the herein referred to Registration Statement and to the use of our name therein.

                                    Very truly yours,



                                    WEISMAN CELLER SPETT & MODLIN, P.C.